eMagin Announces First Quarter 2014 Financial Results

BELLEVUE, Wash. - May 13, 2014 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the first quarter ended March 31, 2014.

Andrew G. Sculley, President and CEO, stated, “During the first quarter of 2014, we made significant progress in three key areas of our business that we believe position the Company for revenue growth. These include improved manufacturing processes that resulted in our best quarter ever in terms of up-time of the new OLED deposition tool; strong and growing interest from domestic and international customers pertaining to our newest products, including our high-brightness/high-resolution products; as well as significant progress in a number of other technology areas, including next generation ultra-high brightness displays.”

Mr. Sculley continued, “Thanks to the extraordinary efforts of our teams, we successfully met the challenges associated with a previously disclosed stop order from three of our customers concerning a product issue. The stop order issues have been partially resolved, with shipments to one of the three customers having fully resumed in April 2014.  Shipments to a second customer are expected to ramp to full volume in late June, and shipments to the third customer are expected to resume in late July. As a result of the improved status of the stop orders, improved manufacturing processes and demand for our state-of-the-art microdisplays, we anticipate higher average revenue per quarter during each of the remaining three quarters of 2014.”

Quarterly Results

Revenues for the first quarter of 2014 were $6.3 million versus $8.5 million for the first quarter of 2013 and $6.1 million for the fourth quarter of 2013. The decline in first quarter 2014 revenues versus the year ago first quarter is attributable to fewer units shipped and a decrease in the average selling price due to product mix and a stop order from three customers regarding a product issue that has already been partially resolved.

Gross margin for the first quarter was 31 percent on gross profit of $1.9 million compared to a gross margin of 44 percent on gross profit of $3.8 million in the same quarter last year. The decline in gross margin was due to a decrease in revenue, an increase in production costs and a lower average selling price.

Operating expenses for the first quarter of 2014 were $3.5 million, as compared to $3.4 million in the prior year period. Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. R&D expenses were $1.4 million versus $1.2 million in the year-ago quarter. The increase was attributable to a decrease in funded R&D, which resulted in an increase in R&D expense for eMagin. SG&A expense declined to $2.1 million versus $2.2 million in the 2013 first quarter.

Net loss for the first quarter of 2014 was $1.6 million or $0.07 per diluted share, versus net income of $205,000 or $0.01 per diluted share for the first quarter of 2013.

At March 31, 2014, the Company had approximately $8.3 million of cash, cash equivalents, and investments in certificates of deposit and corporate bonds, compared to $11.0 million at December 31, 2013.

Recent Corporate Highlights

●	eMagin continued deliveries of microdisplay products to more than 85 domestic and international customers. These include display shipments for the FELIN Soldier Modernization Program in France, BAE/Oasys, FLIR in Sweden for three industrial thermal camera EVFs, and BCF Technology in Scotland for the BUG Binocular Ultrasound Goggles,

●	eMagin’s new OLED deposition tool had its best quarter yet in terms of up-time.

●	The Company terminated two license agreements and settled litigation with Global OLED Technology, LLC., in exchange for mutual releases and the payment by eMagin of a one-time, undisclosed settlement amount.

●	Samples of the high luminance XLS and XLT technologies were delivered and are being added to the system architecture for both commercial and military applications. As a result of further R&D efforts, the already existing high brightness OLED-XLS product’s lifetime was improved by about 25 percent. The full qualification of these displays as a product is expected to be completed by the third quarter of 2014.

●	Progress was made toward building a tool for the ultra-high brightness and high resolution directly patterned color OLED devices. A prototype ultra-high resolution high brightness OLED display is expected to be fabricated in the third quarter of 2014.

●	eMagin’s R&D team developed a new seal structure that can increase the overall yield and reliability of the Company’s products. A large portion of the work toward qualifying this seal structure was completed during the first quarter.

●	eMagin expects to complete production qualification of its new DSVGA display in the second quarter and release the display for production by the end of 2014. This display is targeted for the next generation of enhanced night vision goggles.

●	First samples of the SXGA096 product are expected to be available in the second quarter. The SXGA096 will provide eMagin’s customers with the high resolution of an SXGA display but with a smaller form factor and lower cost of production than larger pixel SXGA displays.

●	On May 9, management presented to institutional investors at the Sidoti Semi-Annual Microcap Conference in New York.

Conference Call Information

Full results will be published in the Company's 10-Q report for the first quarter ended March 31, 2014, expected to be filed by  May 15, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through June 13, 2014. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and  mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. For example, factors that could cause actual results to vary materially from future results include, but are not limited to: our ability to successfully develop and market our products to customers; our ability to successfully implement resolutions related to customer stop orders; our ability to generate customer demand for our products in our target markets; the development of our target markets and market opportunities; our ability to manufacture suitable products at competitive cost; our ability to successfully launch new equipment on our manufacturing line; market pricing for our products and for competing products; the extent of increasing competition; technological developments in our target markets and the development of alternate, competing technologies in them; and sales of shares by existing shareholders. Although management believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, its directors, officers, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks and changes in facts and circumstances which increase the uncertainty inherent in forward-looking statements. The Company undertakes no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

EMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,063	$4,032
Investments	5,750	6,250
Accounts receivable, net	4,753	4,319
Inventories, net	4,740	3,434
Prepaid expenses and other current assets	773	745
Total current assets	18,079	18,780
Long-term investments	500	750
Equipment, furniture and leasehold improvements, net	9,196	9,119
Other assets	27	27
Total assets	$27,802	$28,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,830	$1,470
Accrued expenses	2,656	2,812
Other current liabilities	380	395
Total current liabilities	4,866	4,677

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2014 and December 31, 2013	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,989,902 shares as of March 31, 2014 and 23,928,619 as of December 31, 2013	24	24
Additional paid-in capital	226,606	226,051
Accumulated deficit	(203,194)	(201,576)
Treasury stock, 162,066 shares as of March 31, 2014 and December 31, 2013	(500)	(500)
Total shareholders’ equity	22,936	23,999
Total liabilities and shareholders’ equity	$27,802	$28,676

EMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenue:

Product	$6,259	$8,129
Contract	19	374
Total revenue, net	6,278	8,503

Cost of goods sold:

Product	4,332	4,537
Contract	15	215
Total cost of goods sold	4,347	4,752

Gross profit	1,931	3,751

Operating expenses:

Research and development	1,426	1,190
Selling, general and administrative	2,119	2,239
Total operating expenses	3,545	3,429

(Loss) income from operations	(1,614)	322

Other income (expense):
Interest expense, net	(11)	(11)
Other income, net	7	14
Total other income (expense), net	(4)	3
(Loss) income before provision for income taxes	(1,618)	325
Provision for income taxes	—	120

Net (loss) income	$(1,618)	$205
Less net income allocated to participating securities	—	50
Net (loss) income allocated to common shares	$(1,618)	$155

(Loss) income per share, basic	$(0.07)	$0.01
(Loss) income per share, diluted	$(0.07)	$0.01

Weighted average number of shares outstanding:

Basic	23,778,110	23,527,072

Diluted	23,778,110	25,332,976

Adjusted EBITDA:

	Three Months Ended
	March 31,
	2014	2013

Net (loss) income	$(1,618)	$205
Litigation expense	116	—
Adjusted net (loss) income	(1,502)	205
Non-cash compensation	490	619
Depreciation and amortization expense	256	204
Interest expense	11	11
Income tax expense (benefit)	—	120
Adjusted EBITDA	$(745)	$1,159

Contact:

Investors: Paul Campbell, 425-284-5220, pcampbell@emagin.com